Exhibit 99.1

November 30, 2016

KCG Holdings, Inc.

545 Washington Boulevard

Jersey City, NJ 07310

Re:	Voting and Disposition Agreement

Ladies and Gentlemen:

This letter agreement is being provided by Jefferies LLC, a Delaware limited liability company (“Jefferies”), and may be relied upon by KCG Holdings, Inc. (“KCG”).

Jefferies beneficially owns (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) 15,935,031 shares of Class A common stock, par value $0.01 per share, of KCG. Jefferies holds these shares in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of KCG and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Jefferies agrees, without the prior written consent of KCG, that at any meeting of the stockholders of KCG, however called, and in any action by written consent of the stockholders of KCG, Jefferies will only vote or cause to be voted that number of shares of KCG beneficially owned by Jefferies and its affiliates representing not more than 24.5% of the outstanding number of shares of KCG entitled to vote on the relevant record date.

In addition, without the prior written consent of KCG, Jefferies shall not sell, transfer or dispose in any transaction or series of related transactions, any securities of KCG representing more than 24.5% of the voting power of any class of voting securities of KCG outstanding at the time of the proposed sale, transfer or disposition.

This agreement shall terminate upon the earliest to occur of: (i) the mutual agreement of KCG and Jefferies to terminate this agreement; or (ii) the date that Jefferies’ beneficial ownership of Class A common stock of KCG equals or exceeds 27%. In addition, Jefferies shall have the right to terminate this agreement at any time upon notice from Jefferies to KCG that Jefferies’ beneficial ownership of Class A common stock of KCG is less than 24%.

Sincerely,

/s/ Roland T. Kelly

Roland T. Kelly

Managing Director and

Associate General Counsel